EXHIBIT 99.1

Encore Acquisition Company Announces Agreement to Acquire Cortez Oil & Gas, Inc.

FORT WORTH, Texas — March 2, 2004 — Encore Acquisition Company (“Encore” or “the Company”) (NYSE: EAC) announced today that it has agreed to purchase Cortez Oil & Gas, Inc. (“Cortez”), a privately held, independent oil and gas company, for total consideration of $123 million. Cortez owns crude oil and natural gas properties in three regions: the Cedar Creek Anticline of Montana, the Permian Basin of West Texas and Southeastern New Mexico, and the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma and the Barnett Shale near Fort Worth, Texas. Encore expects to close the transaction in the second quarter of 2004.

“This acquisition is a perfect fit for Encore,” commented Jonny Brumley, President. “Cortez enhances each of Encore’s core areas. These are quality properties, and we have identified a large portfolio of projects that will enable Encore to increase production and reserves.”

Encore’s internal engineers estimate that Cortez has total proved reserves of 15.0 million barrels of oil equivalent (“BOE”), of which 60% are proved developed producing (“PDP”). The properties have an additional 7.8 million BOE of identified drilling and waterflood upside opportunities. Total proved reserves are 55% natural gas and the ratio of total proved reserves to production is 14 years. The properties are 80% operated and currently produce approximately 8,400 thousand cubic feet (“MCF”) per day and 1,550 barrels per day (2,950 BOE per day). Cortez owns more than 25,000 net developed acres and over 48,000 net undeveloped acres, of which 21,000 are mineral fee.

The Cedar Creek Anticline (“CCA”) properties extend Encore’s current operations in the area and are directly adjacent to Encore’s North Pine Unit. These properties produce crude oil from the same horizons as the Company’s current operated CCA properties. About 75% of the reserves are PDP. Encore has identified conventional upside projects similar to those being implemented in existing Encore CCA assets, including horizontal drilling and waterflood programs in the Red River zones. In addition, although Encore has not yet engineered the potential, the properties are candidates for high-pressure air injection. Proved reserves are estimated to be 4.0 million BOE and current production is approximately 900 BOE per day.

The Permian Basin properties produce primarily crude oil and are located near Encore’s current operations in West Texas. They are 72% PDP. Encore has identified opportunities for infill and extension drilling on these properties as well as waterflood potential. The majority of the upside potential comes from shallow to moderate-depth zones. The properties also include non-operated and mineral interests in Southeastern New Mexico. Proved reserves are approximately 3.2 million BOE and current production is about 930 BOE per day.

The Mid Continent properties are predominately natural gas and are approximately 47% PDP. They include operated production in the Golden Trend area of the Anadarko Basin and the Spiro (Atoka) zone in the Arkoma Basin. Encore has identified numerous recompletion and infill development drilling opportunities in these basins. There are also over 2,000 non-operated and royalty interests, primarily in the Anadarko Basin. In the Barnett Shale, Encore will operate 100% of the leases in Denton and Tarrant Counties and plans to continue the ongoing horizontal development program established by Cortez. Proved reserves in the Mid Continent area are estimated to be 47 billion cubic feet equivalent (“BCFE”) (7.8 million BOE) and current production is approximately 6,700 thousand cubic feet equivalent (“MCFE”) per day (1,120 BOE per day).

Conference Call:

Encore will host a conference call and webcast at 9:00 AM CST on March 3, 2004. The conference call can be accessed by dialing (877) 356-9552 and supplying the title “Encore Acquisition Company Conference Call”, while the webcast can be accessed at www.encoreacq.com. In addition, a presentation regarding the acquisition of Cortez Oil & Gas, Inc. will be available on our website.

About the Company:

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah, and the North Salt Basin of Louisiana.

Cautionary Statements:

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the following: expected production from the acquired properties; the ability to increase Encore’s production; potential drilling and waterflood upside opportunities; recompletion, infill and extension drilling opportunities; the potential for high-pressure air injection in the CCA; the continuation of the ongoing horizontal development program; and the funding of the acquisition and Encore’s plans regarding the refinancing of such funding. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: diversion of management’s attention from existing operations while pursuing acquisitions; difficulties integrating acquisitions; changes in the capital markets and sources of available funding; complications resulting from increasing the scope and geographic diversity of our operations; inaccuracies in the assessment of reserves and daily and annual production; inaccuracies in our assumptions regarding the expected revenues, lease operating expenses, production taxes and other items of income and expense; the amount, nature and timing of capital expenditures; drilling of wells; timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses and marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release such as “potential”, “upside”, or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines would prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized by Encore. Investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Qs, File No. 1-16295, available from us at Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, Attention: Corporate Secretary. You can also obtain these forms on the SEC’s website at www.sec.gov.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, (817) 339-0861
or
William J. Van Wyk, (817) 339-0812